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                             AMES DEPARTMENT STORES, INC.           Exhibit 20
                              DECEMBER RESULTS VS. PLAN             Page 1 of 2
                                   MANAGEMENT FORMAT
                                      (Unaudited)
                                     (In Millions)
                                 December 1994        Fiscal 1/95 Year-to-Date
                             Actual  Plan*  Last Yr**  Actual   Plan*  Last Yr**
INCOME SUMMARY:
Net Sales                    $362.9  $360.4   $348.2 $2,026.7 $2,060.2 $2,026.5

FIFO Margin     $              99.5   104.3    101.4    537.9    570.8    551.7
     Margin     %             27.4%   28.9%    29.1%    26.5%    27.7%    27.2%

Total Expenses                 50.6    56.1     51.6    486.5    507.1    496.7

Gain on Dispos. of Properties   1.8       -      0.5      5.4      1.9      1.4
                             ---------------------------------------------------
EBIT                           50.7    48.2     50.3     56.8     65.6     56.4

Net Interest Expense            2.0     2.0      2.0     24.2     25.6     24.7
Non-Cash Inc. Tax Prov.(Ben.)  14.1    15.0        -     12.4     16.9        -
Extraordinary Loss (Gain)         -       -        -      1.5      1.5     (0.9)
Non-Recurring (Gain)-Wertheim     -       -        -    (12.0)   (12.0)       -
Dist. Center Closing Costs        -       -        -      2.5        -        -
                             ---------------------------------------------------
Net Income                    $34.6   $31.2    $48.3    $28.2    $33.6    $32.6
                             ===================================================
From EBIT:
Non-Cash SARs Exp.(Credit)        -       -        -        -      1.5        -
Depr/Amort, LIFO, & other,net  (0.7)    0.2     (1.4)     2.0      1.1     (4.9)
                             ---------------------------------------------------
EBITDA                        $50.0   $48.4    $48.9    $58.8    $68.2    $51.5
                             ===================================================

BALANCE SHEET SUMMARY:
                                                      Balance at end of Period
                                                      Actual    Plan*  Last Yr**
                                                     ---------------------------
Unrestricted Cash and Cash Equivalents                  $59.1    $37.8    $61.3
Restricted Cash and Cash Equivalents                      2.2      0.2     49.7
Merchandise Inventories, LIFO                           430.1    396.6    424.6
Other Current Assets                                     34.7     35.6     34.3
                                                     ---------------------------
     Total Current Assets                               526.1    470.2    569.9
Net Fixed Assets                                         40.9     51.7     20.6
Other Assets and Deferred Charges                         6.4      4.9        -
                                                     ---------------------------
    Total Assets                                       $573.4   $526.8   $590.5
                                                     ===========================

Trade Accounts Payable                                 $134.0    $72.8    $70.6
Short-Term Debt (Revolver)                                  -        -        -
Other Current Liabilities                               179.1    185.3    189.3
                                                     ---------------------------
     Total Current Liabilities                          313.1    258.1    259.9
Long-Term Debt                                           38.9     40.6    118.5
Other Long-Term Liabilities                              49.0     48.1     52.7

Unfavorable Lease Liability                              23.1     23.1     25.3
Fresh-start Excess Net Assets (Negative Goodwill)        49.1     49.2     55.3

Paid-In-Capital                                          85.1     86.3     70.1
Retained Earnings (Deficit)                              15.1     21.4      8.7
                                                     ---------------------------
     Total Stockholders' Equity                         100.2    107.7     78.8
                                                     ---------------------------
    Total Liabilities & Equity                         $573.4   $526.8   $590.5
                                                     ===========================

          * As reported on Form 8-K dated May 27, 1994.
         ** Last year's (fiscal 1/94) income and balance sheet summaries represent 308 stores as compared to 306 stores in December 1994.

NOTE: EBIT is earnings (loss) before net interest expense, income taxes, and non-recurring or extraordinary items. EBITDA is EBIT before depre-ciation & amortization, LIFO expense, stock appreciation rights (SARs) accruals, and other non-cash charges.

                                    Page 6 of 7
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